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                             HJ & ASSOCIATES,  LLC.


                       CONSENT OF INDEPENDENT AUDITORS'


The Board of Directors
2-Infinity, Inc. and Subsidiaries
(Formerly Lakota Technologies, Inc. and Subsidiaries,
A Development Stage Company)
Houston, Texas

We hereby consent to the use on the Registration Statement of 2-Infinity, Inc. and Subsidiaries (formerly Lakota Technologies, Inc. and Subsidiaries) of our report dated April 14, 2000 of 2-Infinity, Inc. and Subsidiaries for the year ended December 31, 1999, which are part of this SB-2 Registration Statement, and to all references to our firm included in this Registration Statement.

HJ & Associates, LLC (formerly Jones, Jensen & Company)
Salt Lake City, Utah
October 12, 2000